UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2021

Radius Global Infrastructure, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39568	98-1524226
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 Madison Avenue, Suite 1435 New York, NY	10065
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (610) 660-4910

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	RADI	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

Indenture and Notes

On September 13, 2021, Radius Global Infrastructure, Inc. (the “Company”) issued $264.5 million in aggregate principal amount of its 2.50% convertible senior notes due 2026 (the “Notes”), which amount includes the exercise in full of the $34.5 million option granted to the Initial Purchasers (as defined below) of the Notes, in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are fully and unconditionally guaranteed by APW OpCo LLC (the “Guarantor”), the Company’s majority-owned subsidiary, and are senior, unsecured obligations of the Company and the Guarantor. The Notes bear interest at a fixed rate of 2.50% per year, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2022. The Notes are convertible into cash, shares of the Company’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”), or a combination thereof, at the Company’s election, and may be settled as described below. The Notes will mature on September 15, 2026 (the “Maturity Date”), unless earlier repurchased, redeemed or converted in accordance with their terms.

The net proceeds from the offering of the Notes were approximately $255.1 million, after deducting fees and estimated expenses payable by the Company. The Company used approximately $33.2 million of the net proceeds from the Notes to pay the cost of the Capped Call Transactions (as defined below) entered into in connection with the offering. The Company intends to use the remainder of the net proceeds for general corporate purposes, including acquisitions of real property interests and contractual rights underlying wireless communications cell sites and other telecommunications-related assets, other business opportunities, capital expenditures and working capital.

The Company issued the Notes pursuant to an indenture, dated as of September 13, 2021, among the Company, the Guarantor and U.S. Bank National Association, as trustee (the “Indenture”).

Prior to the close of business on the business day immediately preceding March 15, 2026, the Notes will be convertible at the option of the holders only under certain conditions and during certain periods. On or after March 15, 2026, until the close of business on the second scheduled trading day immediately preceding the Maturity Date, holders may convert their Notes, at their option at the conversion rate then in effect, irrespective of these conditions.

The conversion rate for the Notes will initially be 44.2087 shares of Class A Common Stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $22.62 per share of Class A Common Stock). The conversion rate and the corresponding conversion price will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. The Company may redeem for cash all or part of the Notes, at its option, on or after September 20, 2024 and on or before the 61st scheduled trading day immediately prior to the Maturity Date, if certain liquidity conditions are satisfied and the last reported sale price of the Company’s Class A Common Stock has been at least 130% of the conversion price then in effect on (1) each of at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption and (2) the trading day immediately preceding the date the Company provides such notice, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (as defined in the Indenture).

If the Company undergoes a fundamental change (as defined in the Indenture), holders may require the Company to repurchase for cash all or part of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (as defined in the Indenture). In addition, if certain fundamental changes occur, the Company may be required in certain circumstances to increase the conversion rate for any Notes converted in connection with such fundamental changes by a specified number of shares of its Class A Common Stock.

The Indenture provides for customary events of default, which include (subject in certain cases to grace and cure periods), among others: nonpayment of principal or interest; breach of covenants or other agreements in the Indenture; defaults with respect to certain other indebtedness; and certain events of bankruptcy, insolvency or reorganization. Generally, if an event of default occurs and is continuing under the Indenture, either the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount plus accrued and unpaid interest on such Notes to be immediately due and payable.

The Notes will be the Company’s and the Guarantor’s respective senior unsecured obligations and will rank senior in right of payment to any of the Company’s and the Guarantor’s respective indebtedness that is expressly subordinated in right of payment to the Notes; rank equal in right of payment to any of the Company’s and the Guarantor’s respective indebtedness that is not so subordinated; be effectively junior in right of payment to any of the Company’s and the Guarantor’s respective secured indebtedness to the extent of the value of the assets securing such indebtedness; and rank structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s non-Guarantor subsidiaries.

The description of the Indenture and the Notes above is qualified in its entirety by reference to the text of the Indenture and the Form of Note, copies of which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K.

Capped Call Transactions

In connection with the pricing of the Notes on September 8, 2021, the Company entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with Goldman Sachs & Co. LLC, Jefferies LLC, Mizuho Securities USA LLC and Nomura Securities International, Inc. (the “Option Counterparties”), and in connection with the exercise in full of the option granted to the Initial Purchasers of the Notes, on September 9, 2021, the Company entered into additional capped call transactions (such additional capped call transactions, together with the Base Capped Call Transactions, the “Capped Call Transactions”) with the Option Counterparties. The Company used approximately $33.2 million of the net proceeds from the offering of the Notes to pay the cost of the Capped Call Transactions.

The Capped Call Transactions are generally expected to reduce the potential dilution to the Company’s Class A Common Stock as a result of any conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap. The Capped Call Transactions have an initial cap price of $34.80 per share, which represents a premium of approximately 100% over the closing price of the Company’s Class A Common Stock on the Nasdaq Global Market on September 8, 2021, and is subject to certain adjustments under the terms of the Capped Call Transactions. The Capped Call Transactions cover, subject to customary adjustments, the number of shares of the Company’s Class A Common Stock initially underlying the Notes.

The Capped Call Transactions are separate transactions entered into by the Company with the Option Counterparties, are not part of the terms of the Notes, and will not change the rights of the holders of the Notes under such Notes.

The description of the Capped Call Transactions above is qualified in its entirety by reference to the text of the form of capped call confirmation, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 and Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference. The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act for resale to persons reasonably believed to be qualified institutional buyers as defined in, and in reliance on, Rule 144A of the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement (as defined below) pursuant to which the Company sold the Notes to the Initial Purchasers. The Notes and the underlying shares of the Company’s Class A Common Stock issuable upon conversion of the Notes, if any, have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

To the extent that any shares of the Class A Common Stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of the Class A Common Stock. The maximum number of shares of the Company’s Class A Common Stock issuable upon conversion of the Notes, including pursuant to any increase in the conversion rate for any Notes converted in connection with a fundamental change, is 15,201,132, subject to the effect of customary antidilution provisions in the Indenture.

Item 8.01.	Other Events.

Purchase Agreement

On September 8, 2021, the Company entered into a purchase agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC (together, the “Initial Purchasers”) to issue and sell the Notes. The Purchase Agreement includes customary representations, warranties, and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

Press Releases

On September 7, 2021, the Company issued a press release announcing its intention to offer convertible senior notes in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On September 8, 2021, the Company issued a press release announcing the pricing of its offering of convertible senior notes in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of September 13, 2021, between Radius Global Infrastructure, Inc. and U.S. Bank National Association, as trustee.

4.2	Form of 2.50% Convertible Senior Notes due 2026 (included in Exhibit 4.1).

10.1	Form of Capped Call Confirmation.

99.1	Press release issued by Radius Global Infrastructure, Inc. on September 7, 2021.

99.2	Press release issued by Radius Global Infrastructure, Inc. on September 8, 2021.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIUS GLOBAL INFRASTRUCTURE, INC.

By:	/s/ Scott G. Bruce
Name:	Scott G. Bruce
Title	President

Date: September 13, 2021